Global Med Technologies® Inc. Receives Unsolicited Proposal
from Victory Park Capital Advisors, LLC

Denver, CO – (December 9, 2008) – Global Med Technologies®, Inc. (“Global Med” or the “Company”) (OTCBB:GLOB), an international e-Health, medical information technology company, today announced that on Tuesday, December 9, 2008, its board of directors received a letter from Victory Park Capital Advisors, LLC (“VPC”) whereby VPC proposed to acquire a majority share in, or full ownership of, Global Med. The proposal received is as follows:

December 9, 2008 Global Med Technologies, Inc. 12600 West Colfax Suite C-420 Lakewood, CO 80215 To the Board of Directors (the “Board”):

Victory Park Capital Advisors, LLC (“VPC” or “we”) has been an investor in Global Med Technologies, Inc. (“GLOB” or the “Company”) since September 2007. In addition, certain principals of VPC have been involved with investments in GLOB since December 2005 while managing investments for a previous fund. VPC currently owns the following GLOB securities: (i) 5,500 preferred equity securities convertible into 5,500,000 shares of common equity at a conversion price of $0.72 per share; (ii) 4,125,000 warrants exercisable into 4,125,000 shares of common equity at a strike price of $0.72 per share; and (iii) 4,876,765 shares of common equity which were accumulated primarily through open market purchases. Currently, on an as-converted, fully-diluted basis we own approximately 29% of the economic interests in the Company.

Since first undertaking our investment in GLOB, we have continued to be actively and constructively involved in the Company’s success. Over the last three years, the principals of VPC have completed, amongst other initiatives, the following:

1.	waived various rights under our preferred equity security in order to facilitate numerous operational and strategic initiatives;

2.	offered $9,000,000 in debt financings to facilitate two strategic acquisitions;

3.	introduced the Company to Ken Hunt, a current Board member and shareholder;

4.	assisted the Company in expanding its relationship with the Red Cross;

5.	introduced GLOB to additional institutional investors (including both mutual funds and hedge funds) which purchased shares of common equity; and

6.	assembled a syndicate of then current and new investors to purchase over 3,300,000 shares of common equity and common equity equivalents from the Company’s then-largest and highly dissident shareholder.

Unfortunately, even with VPC’s loyal strategic and financial support, the Company has been unable to realize full value as a publicly-traded company. If the equity markets do not reflect the Company’s intrinsic value, we believe it is incumbent upon the Board to take action to realize that value for shareholders. Failure to act would only further destroy shareholder value as the Company continues to incur the onerous and increasing expenses of being a publicly-traded company.

Therefore, we believe the time has come to explore strategic alternatives, including a:

1.	public auction of the Company for sale to a strategic or financial buyer; or

2.	buyout transaction led by VPC.

VPC is prepared to purchase all of the Company’s outstanding equity securities that VPC does not already own for $1.10 per share in cash, subject to the completion of limited, confirmatory due diligence, the negotiation of a definitive merger agreement and management cooperation. It is our intention to work closely with the Board to finalize the appropriate financing package necessary to successfully execute our intentions to operate the Company as a privately-held entity. We are prepared to move expeditiously to complete due diligence and begin discussions regarding appropriate transaction agreements.

We look forward to a productive process as we work with the Board to deliver full value to the Company’s shareholders. We respectfully request that the Board respond to this letter no later than December 16, 2008.

Sincerely,

Richard Levy Managing Principal Victory Park Capital Advisors, LLC

The Board is reviewing the proposal and does not have any comment with respect to the proposal at this time.

About Global Med Technologies®, Inc.

Global Med Technologies, Inc. is an international medical software company which develops regulated and non-regulated software products and services for the healthcare industry. As a leading provider of blood and laboratory software applications and services, Global Med’s products are deployed in 20 countries and serve over 1,600 transfusion centers, blood banks and laboratories.

Global Med’s domestic companies are Wyndgate Technologies®, which provides Vein-to-Vein® tracking through its Donor Doc™, SafeTrace®, SafeTrace Tx® and ElDorado Donor™ software products; eDonor®, which provides a web-based donor relationship management system that integrates recruitment, scheduling, retention and fulfillment for national as well as local community blood centers and hospitals; and PeopleMed™, Inc., which implements cost-effective customized software validation, consulting and compliance solutions to hospitals and donor centers.

Global Med’s European subsidiary, Inlog, SA, is a leading developer of donor center and transfusion management systems as well as cellular therapy software, laboratory information systems and quality assurance medical software systems internationally. Inlog’s products include EdgeBlood*, EdgeTrack*, EdgeCell, EdgeLab and SapaNet.

For more information about Global Med’s products and services, please call 800-996-3428 or visit www.globalmedtech.com, www.peoplemed.com, www.inlog.com, www.eDonor.com, and www.wyndgate.com.

*FDA 510(k) clearance required prior to sales in the U.S.

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

Company Contact: Global Med Technologies, Inc. Michael I. Ruxin, M.D. (303) 238-2000 mick@globalmedtech.com	Investor Contact: portfolio pr Paul Holm, President (212) 888-4570 paulmholm@gmail.com